Exhibit 10.2

EXECUTION COPY

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

                AGREEMENT, dated as of the 21st day of January, 2003 (this “Agreement”), by and between The Chubb Corporation (the “Company”), and John D. Finnegan (the “Executive”).

                WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the current Company and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

               NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

               Section 1. Certain Definitions. (a) “Effective Date” means the first date during the Change in Control Period (as defined herein) on which a Change in Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

               (b) “Change in Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

               (c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

               (d) “Change in Control” means:

               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

               (2) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

               (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

               (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

               Section 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

               Section 3. Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position (including status, offices, officer and board positions, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 12-month period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

               (2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided, that, the Executive shall not serve on any corporate boards (other than as provided in this Agreement) prior to December 1, 2003, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

               (b) Compensation. (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually for increase (but not decrease), beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

               (2) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the

“Annual Bonus”) in cash at least equal to the Executive’s highest bonus earned (and disregarding any amounts deferred either by the Company or by the Executive) under the Company’s Annual Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year) (the “Recent Annual Bonus”). (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Annual Bonus” shall mean the Executive’s target annual bonus for the year in which the Effective Date occurs.) Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

               (3) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive and equity incentive, plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable, but excluding for this purpose any such opportunities set forth in Sections 3(b)(iii), 3(b)(iv), 3(b)(v), 3(b)(vi), 3(b)(vii) and 3(b)(viii) of the Employment Agreement by and between the Company and the Executive effective as of the 1st day of December, 2002 (the “Employment Agreement”)), less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies. Without limiting the generality of the foregoing, in the event that the Executive has not received the benefits under Sections 3(b)(iv) and 3(b)(viii) of the Employment Agreement as of the Effective Date, the Executive shall receive the benefits described therein at such time and on such terms as are provided therein.

               (4) Retirement Benefits.

(A) General. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies. In addition, the Executive shall receive a Pension SERP, CCAP SERP and ESOP SERP, as described herein and shall be a participant in any qualified or nonqualified retirement plans maintained by the Company, including but not limited to the

Pension Plan, the Pension Excess Plan, the Chubb Capital Accumulation Plan (“CCAP”), the Excess CCAP, the Employee Stock Ownership Plan (“ESOP”), and the Excess ESOP, in each case, as amended from time to time, in accordance with the eligibility conditions set forth in each such plan.

(B) Pension SERP. The Executive shall be entitled to an annual supplemental pension benefit from the Company equal to 6% of the Executive’s “Final Average Compensation” (as defined below) for each full year (with fractional credit for partial years) that the Executive serves as an employee of the Company, up to a maximum of 60% of the Executive’s Final Average Compensation. This annual benefit shall be reduced by (1) any amounts payable to the Executive under the Pension Plan and the Pension Excess Plan or any other additional, successor or replacement pension plan of the Company, (2) any pension benefits payable to the Executive by the entity that employed the Executive as of November 3, 2002 or any of its affiliates, and (3) the Executive’s primary Social Security benefit as determined by the Company. For purposes of determining the discount (if any) for early commencement of payments, the column in Table I of Section 3.2 of the Pension Plan under the heading “At Least 25 Years” shall be applied to the gross SERP benefit prior to the application of any offsets. For purposes of determining Pension SERP benefits payable in the form of a joint and survivor annuity, the factors contained in Table A (“Subsidized”) of the Pension Plan shall be used. “Final Average Compensation” shall mean the annualized average of the Executive’s “SERP Compensation” (as hereinafter defined) during the highest-paid five calendar years out of the last ten calendar years of the Executive’s employment with the Company, or the final 60 months of the Executive’s employment with the Company if higher. “SERP Compensation” shall mean the sum of (x) the Executive’s Annual Base Salary paid under Section 3(b)(1), (y) Annual Bonus paid under Section 3(b)(2) and (z) profit-sharing payments made under the Profit Sharing Plan, disregarding in each case any amount deferred for any reason. The Pension SERP benefit shall be payable in accordance with the payment option elected by the Executive, in accordance with the election procedures set forth in the Pension Excess Plan. Except as specifically provided in this Agreement, the other terms and conditions of the Pension SERP shall be governed by the terms of the Pension Excess Plan as if the benefits under the Pension SERP were paid from the Pension Excess Plan.

(C) CCAP SERP. The Executive shall be entitled to a lump sum benefit, within 30 days after the Date of Termination (as defined in Section 4(e)), equal to (a) the amount of the Company matching contribution that would have been credited to the Executive under the CCAP and Excess CCAP if the Executive were eligible to receive such matching contributions during the period from December 1, 2002 until the date that the Executive first becomes eligible to receive Company matching contributions under the CCAP and Excess CCAP, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have been credited for such amount under the CCAP and Excess CCAP and ending on the Date of Termination, plus (b) the amount, if any, that the Executive forfeits under the CCAP and Excess CCAP as the result of a termination of his employment (other than as described in clause (E) below) prior to his becoming 100% vested in the benefits payable under such plans, plus (c) an additional amount (if any) representing the benefits that the Executive would have received, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have accrued the benefit and ending on the Date of Termination, had, for all purposes of determining the Executive’s benefits under the CCAP and Excess CCAP, the Executive been deemed to have 27 years of service with the Company as of December 1, 2002, provided that the payments in this clause (c) shall not be duplicative of the payments in clauses (a) and (b) above.

(D) ESOP SERP. The Executive shall be entitled to a lump sum benefit, within 30 days after the Date of Termination, equal to (a) the amount of money that would have been credited to the Executive under the ESOP and Excess ESOP if the Executive were eligible for those plans, during the period from December 1, 2002 until the date that the Executive first becomes eligible to join the ESOP and Excess ESOP, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have been credited for such amount under the ESOP and Excess ESOP and ending on the Date of Termination, plus (b) the amount, if any, that the Executive forfeits under the ESOP and Excess ESOP as the result of a termination of his employment (other than as described in clause (E) below) prior to his becoming 100% vested in the benefits payable under such plans, plus (c) an additional amount (if any) representing the benefits that the Executive would have received, accumulated with interest at the rate of five percent per year for the period beginning on the date the Executive would have accrued the benefit and ending on the Date of Termination, had, for all purposes of determining the Executive’s benefits under the ESOP and Excess ESOP, the Executive been deemed to have 27 years of service with the Company as of December 1, 2002 (other than for purposes of determining the Executive’s eligibility to diversify his ESOP and Excess ESOP accounts), provided that the payments in this clause (c) shall not be duplicative of the payments in clauses (a) and (b) above.

(E) Certain Terminations Prior to December 1, 2005. In the event that, prior to December 1, 2005, the Executive (i) resigns without Good Reason (as defined in Section 4(c)) or (ii) is terminated for Cause (as defined in Section 4(b)), the Executive shall not be entitled to receive any of the Pension SERP, CCAP SERP and ESOP SERP, as described above, and the Company shall not be obligated to pay such benefits to the Executive.

               (5) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies, provided, that during the Employment Period, the Executive shall be entitled to receive death benefits under group life plans or supplemental plans with a benefit of no less than five times the Executive’s current Annual Base Salary. In addition, following the Executive’s retirement or any termination of his employment, the Executive shall be entitled to retiree health benefits pursuant to the retiree health plans, practices, programs and policies of the Company (or under programs providing the same benefits), and for purposes of determining the amount of the Executive’s contributions and benefits under such plans, practices, programs and policies, the Executive shall be considered to have 27 years of service with the Company as of December 1, 2002 (and shall be considered to have been hired before January 1, 1999 for purposes of determining his eligibility for Company-subsidized benefits) (the “Executive’s Retiree Health Benefits”), provided, that the Executive shall not be entitled to the Executive’s Retiree Health Benefits in the event that prior to December 1, 2005 (i) the Executive resigns without Good Reason (as defined below) or (ii) is terminated for Cause (as defined below).

               (6) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

               (7) Fringe/Other Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, appropriate use of Company aircraft (for business travel only); long-term disability benefits as provided to other senior executives, but with an annual benefit of not less than 60% of the Executive’s current Annual Base Salary; for Executive’s automobile benefit, use of a Company-provided car and driver (for business use only and in lieu of any car stipend); club dues and membership (including initiation fees) at one country club; annual financial counseling as provided to other senior executives, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies. The Executive shall also participate in the Company’s Profit Sharing Plan, and for all purposes of such plan, shall be considered to have 27 years of service with the Company as of December 1, 2002, provided, that the Executive shall not be entitled to receive any benefits under such plan in the event that prior to December 1, 2005 (i) the Executive resigns without Good Reason or (ii) is terminated for Cause.

               (8) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

               (9) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies, provided that for purposes of determining the Executive’s vacation benefits, the Executive shall be considered to have 27 years of service with the Company as of December 1, 2002.

               Section 4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician mutually selected by (i) the Company or its insurers and (ii) the Executive or the Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

               (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. “Cause” means:

(1) The Executive’s willful and continued failure to substantially perform the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), which failure has continued after a written demand for substantial performance, signed by a duly authorized member of the Board, is delivered to the Executive, specifying the manner in which the Executive has failed to substantially perform, or

(2) the Executive’s willful engaging in gross misconduct in connection with his position as an officer or director with the Company or any of the Affiliated Companies that is materially and demonstrably injurious to the Company, or

(3) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the lawful and reasonable directives of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith or in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1), 4(b)(2) or 4(b)(3), and specifying the particulars thereof in detail.

               (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3) the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location at any time during the 30-day period immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required during the 12-month period immediately prior to the Effective Date;

(4) the removal of the Executive as a member of the Board, or the failure of the Executive to be reelected as a member of the Board;

(5) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(6) any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (6) shall not affect the Executive’s ability to terminate employment for Good Reason.

               (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

               (e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

               Section 5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination (except as specifically provided in Section 5(a)(1)(A)(iii)), the aggregate of the following amounts:

(A) the sum of: (i) the Executive’s Annual Base Salary through the Date of Termination; (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(6) but have not been reimbursed by the Company as of the Date of Termination; (iii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid); (iv) the product of (x) the higher of (I) the Recent Annual Bonus or (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, provided that any amount payable under this clause (iv) shall be reduced (but not below zero) by any pro rata bonus paid to the Executive under the Annual Incentive Compensation Plan with respect to the year in which the Date of Termination occurs; and (v) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”);

(B) the amount equal to the product of (i) three and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

(C) the Executive shall be treated for purposes of accrual of benefits (age and service) under the SERP, as if the Executive had remained an active employee of the Company following the Date of Termination for three years, provided that, for purposes of this Section 5(a)(1)(C) only, in the event that the Date of Termination occurs on or prior to June 1, 2005 (as defined in Section 1 of the Employment Agreement), the Executive’s aggregate number of years of service under the SERP shall be no less than five years, and if the Date of Termination occurs in 2003 or in 2004, but prior to the determination of the Executive’s Annual Bonus for 2003, the Executive’s compensation for purposes of determining the Executive’s “Final Average Compensation” under the SERP shall include $1,500,000 as the Annual Bonus with respect to year 2003;

(2) for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(5) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall not be provided by the Company, during such applicable period of eligibility. Following the Continuation Period, the Executive shall be entitled to the Executive’s Retiree Health Benefits;

(3) any stock options, restricted stock, performance shares and any other stock-based long-term incentive compensation award held by the Executive (whether granted under this Agreement or otherwise) shall vest immediately (with option exercisability continuing until the first to occur of the fifth anniversary of the Date of Termination or the end of the scheduled option term);

(4) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $100,000; and

(5) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).

The Parties agree that any amounts due under this Section 5(a) are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

               (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries; provided, however, that the term “Other Benefits” as used in this Section 5(b) shall also include the Executive’s Retiree Health Benefits.

               (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families provided, however, that the term “Other Benefits” as used in this Section 5(c) shall also include (i) an annual disability benefit of not less than 60% of the Executive’s Annual Base Salary and (ii) the Executive’s Retiree Health Benefits.

               (d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(6) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

               Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

               Section 7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

               Section 8. Certain Additional Payments by the Company.

               (a) Anything in this Agreement to the contrary notwithstanding, at all times during the Change in Control Period and at all times after the Change in Control Period, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

               (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company and approved by the Executive, with such approval not being unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax and income and employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income and employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               (e) Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

               (f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

               (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

               (ii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section
280G(b)(2) of the Code) by the Affiliated Companies to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

               Section 9. Covenants.

               (a) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Companies, all secret or confidential information, knowledge or data relating to the Affiliated Companies and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Affiliated Companies that is not public knowledge (other than as a result of the Executive’s violation of this Section 9(a)) (“Confidential Information”). For the purposes of this Section 9(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Companies, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the President and Chief Executive Officer of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Companies may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Companies to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Affiliated Companies, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment.

               (b) Non-Recruitment of Affiliated Companies Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section 9(b)), without the prior written consent of the Company, directly or indirectly, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of any member of the Affiliated Companies. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Companies to cease their relationship with any member of the Affiliated Companies for any reason, except for terminations of employment in the ordinary course of business. This Section 9(b) shall not apply to recruitment of employees for the Affiliated Companies and shall not apply to the Executive’s personal administrative staff who perform secretarial-type functions. The “Restricted Period” shall mean the period of Executive’s employment with the Company and its subsidiaries and the additional period ending on the second anniversary of the Date of Termination.

               (c) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 1-percent shareholder of a publicly traded company), in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Companies, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Companies. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (1) the property and casualty insurance business, including commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines and/or reinsurance, (2) the accident and health insurance business other than if incident to providing life insurance, (3) any of the businesses in which Chubb Financial Solutions is engaged during the Restricted Period, (4) the insurance agency or brokerage business, and/or (5) any other significant business of the Company or any of its subsidiaries as of the Date of Termination, provided that a business set forth in clauses (1) through (4) shall not be considered a “Competitive Business” in the event that, as of the Date of Termination, such business (i) is not a business of the Company or any of its subsidiaries or (ii) is no longer a business of the Company or any of its subsidiaries.

               (d) Remedies. The Executive acknowledges and agrees that the terms of Section 9: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 9 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 11(a) below are accurate and necessary because (A) this Agreement is entered into in the State of New Jersey, (B) as of the date hereof, New Jersey has a substantial relationship to the Parties and to this transaction, (C) as of the date hereof, New Jersey is the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of New Jersey law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 9 would not violate any fundamental public policy of New Jersey or any other jurisdiction. If any of the provisions of Section 9 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

               Section 10. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

               (c) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

               Section 11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file with the Company

if to the Company:

The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (f) The Executive and the Company acknowledge and agree that (i) prior to the Effective Date, the Executive’s employment with the Company is subject to the Employment Agreement and (ii) on and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including the Employment Agreement.

               (g) The Company shall indemnify the Executive as an officer, director and employee of the Company and any member of the Affiliated Companies and in the same amounts to the maximum extent permitted under Article Twelfth of the Company’s Restated Certificate of Incorporation, the Company’s by-laws and applicable law. The Company shall maintain directors’ and officers’ liability insurance coverage during the Executive’s employment and thereafter for the duration of any period of limitations during which any action, if any, may be brought against the Executive for his service as an officer, director or employee of the Company and any member of the Affiliated Companies and in the same amounts, and on the same terms and conditions as applicable to other former senior executives and directors of the Company.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ John D. Finnegan JOHN D. FINNEGAN

THE CHUBB CORPORATION

By:	/s/ Lawrence M. Small
Title:	Chair, Organization and Compensation Cmte

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